EMPLOYMENT AGREEMENT

This Employment Agreement is made effective this 18th day of September, 2013.

BETWEEN:

GOLDEN QUEEN MINING CO. LTD., a corporation incorporated under the laws of British Columbia, Canada, with its office located at 6411 Imperial Avenue, West Vancouver, British Columbia, V7W 2J5.

(hereinafter referred to as the "Company")

AND:

Andree St-Germain, an individual having an address at [ ], Vancouver, British Columbia

(hereinafter referred to as the "Executive")

WHEREAS the Company wishes to employ the Executive and the Executive wishes to be employed by the Company on the terms and conditions of this employment agreement (this “Agreement”) as hereinafter provided;

NOW THEREFORE this Agreement witnesseth that in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Article I

TERM

1.1	Commencement of Term: The employment of the Executive shall commence on September 18, 2013 (the “Effective Date”) or such other date as mutually agreed.

Article II

TITLE AND DUTIES

2.1

Title: The Company agrees to employ the Executive as the Vice President Finance and Chief Financial Officer of the Company, reporting to the President of the Company (the “President”), and where appropriate to the board of the Company (the “Board”).

2.2

Location: The location of the employment will be in Vancouver, British Columbia. The Company expects to establish a new Vancouver office in the near future, however the Executive may provide services from a home office or other agreed office pending the establishment of the Vancouver office.

2.3	Time Commitment: Throughout the term of the Executive’s employment with the Company, the Executive shall:

	(a)	devote her full working time and attention to the business affairs of the Company,

	(b)	not engage in any business, enterprise or activity that detracts from the due performance of the services the Executive provides or from the reputation of the Company, and

(c)

refer and disclose to the President all matters and transactions in which a potential conflict of interest between the Executive and the Company may arise and will not proceed with such matters or transactions until the Company’s express written approval thereof is obtained.

2.4

Fiduciary Duties: The Executive shall serve the Company faithfully and shall use her best efforts to promote its interests and welfare. The Executive accepts that she is a fiduciary and will honour all of her fiduciary duties to the Company both during her employment and after ceasing to be an employee.

2.5

Corporate Policies: The Executive further acknowledges that she is bound to abide by all policies and procedures established by the Company, from time to time, including any code of business conduct, insider trading policy, and other policies and procedures adopted by the Company (including any future revisions of such policy or procedure and code of business conduct), and the Executive shall inform herself as to such policies and procedures. In carrying out her duties and responsibilities as an Executive of the Company, the Executive shall comply with all lawful instructions as may from time to time be given by the President or the Board as applicable.

Article III

REMUNERATION

3.1	Compensation:

(a)

The Company shall pay to the Executive and the Executive shall accept as compensation for all her services and duties hereunder in the first twelve months of employment, an annual base salary of C$150,000. Subsequent salary reviews shall be conducted by the Company’s compensation committee, scheduled at twelve (12) months from the Effective Date and thereafter in accordance with Company policy, and will depend on the Executive’s performance, industry rates, fiscal performance of the Company and other factors to be determined by such committee in accordance with Company policy.

	(b)	The Executive’s salary shall be payable in monthly installments in arrears by cheque or by direct deposit, and payments will be net of required source deductions applicable in British Columbia.

3.2

Bonus: The Company has established a one-time bonus target for the Executive of C$150,000 to be payable as to 50% after six (6) months and 50% after twelve (12) months after the Effective Date subject to a performance review by a committee of the Board charged with such review and to be approved by the full Board. Thereafter, the Executive may be paid bonuses at the sole discretion of the Board.

3.3	Benefits:

(a)

The Company does not currently have a benefits plan. The Company will provide health benefits to the Executive, either through a group benefits plan or another arrangement mutually agreeable to the Executive and the Company, which the Company and the Executive will act reasonably to put in place within three months of the Effective Date. When implemented, the Executive’s benefits will be on par with other senior management. The Company reserves the right to change or discontinue a benefit from time to time without notice, in its sole discretion.

	(b)	The Company, during the term of this Agreement, will:

(i)

provide an iPhone (or equivalent) and a laptop personal computer to the Executive (of the Executive’s choosing with approval from the President), which for certainty shall be the property of the Company and returned to the Company immediately upon termination of employment under this Agreement,

(ii)	provide the Executive with monthly parking at or near its offices (once established),

(iii)

pay or reimburse the Executive for annual membership dues with the Canadian Institute of Chartered Accountants (“CICA”), and in connection therewith the Executive represents and warrants to the Company that the Executive is currently in good standing with the CICA, and

(iv)	pay or reimburse the Executive for professional development course(s), including any required travel expenses, and will provide the time off required to attend professional development course(s).

3.4

Expenses: The Company shall reimburse the Executive for reasonable out-of-pocket expenses actually and properly incurred by her in connection with her duties, and for which evidence of payment is presented to the Company, in accordance with the Company's expense policy, which may be amended from time to time without notice.

3.5

Vacation: The Executive is entitled to four (4) weeks annual vacation including four (4) weeks of vacation in the first year of service. The Executive will however not schedule vacations in a manner that would reasonably be expected to conflict with the Company’s ability to meet financial reporting requirements. The Executive may accrue vacation days in accordance with the Company's vacation policy if any is implemented, or by agreement with the Company otherwise.

3.6

Stock Options: The Company will grant the Executive 300,000 stock options to purchase common shares of the Company. Stock options shall vest as follows: 100,000 options immediately, 100,000 options at six (6) and 100,000 options at twelve (12) months. Stock options may be exercised in accordance with the terms of the Company’s stock option plan and grant certificate. Matters relating to the Executive’s stock options shall be governed by the stock option plan of the Company in effect from time to time.

Article IV

TERMINATION

4.1

Termination by Executive: The Executive may, by providing four (4) weeks’ notice in writing to the Company, terminate her employment and this Agreement. Upon receipt of such notice, the Company, in its sole discretion, may, by notice in writing, specify an earlier termination date. All other entitlements, including coverage under the Company’s benefit plan, if any, shall cease as of the termination date.

4.2

Termination by Company With Cause: Notwithstanding anything contained in this Agreement, this Agreement and the employment of the Executive may be terminated for cause without notice of termination or payment in lieu of notice. Without limiting the generality of the foregoing, any breach by the Executive of the covenants contained in Article V below, shall be deemed to be grounds for termination for cause. In such case, the Company shall have no further obligation to the Executive except for payment of all amounts due and owing up to the date of termination.

Termination in this paragraph means cessation of employment without regard to any common law notice period.

4.3	Termination by Company Without Cause: The Company may, at any time in its complete discretion, terminate the Executive’s employment without cause and without notice as follows:

	(a)	During the first twelve (12) months of employment, upon payment of six (6) months base salary to the Executive.

	(b)	After twelve (12) months of employment, upon payment of twelve (12) months base salary to the Executive.

(c)

In the event the Executive is a member of the Company’s benefit plan at the time of the termination of her employment without cause, to the extent permitted by the Company’s benefit carrier(s), the Executive will be entitled to benefit continuance during the statutory notice period as defined by the Employment Standards Act, or compensation in lieu of the benefit continuance equal to the premium paid by the Company for these benefits for the statutory notice period. The Executive acknowledges and agrees that he shall have no further entitlements in the event of a without cause termination other than those set out in the Employment Standards Act, as amended from time to time.

4.4

Termination by the Company Without Cause or Resignation Following a Change in Control: For the purpose of this Agreement, “Change in Control” shall include, but not be limited to the effective date of any of the following:

(a)

the purchase or acquisition of shares of the Company and/or securities (the “Convertible Securities”) convertible into shares of the Company or carrying rights to acquire shares of the Company, as a result of which a person, group of persons or persons acting jointly or in concert (which is expressly hereby agreed shall exclude any member or group comprising members of the Clay family, and/or any affiliated entity thereof (including corporate entities, trusts and tax plans established or controlled by any such member or group), that is currently named or that may in the future be named on a Schedule 13G filing with the SEC) (collectively the “Holder”) beneficially own or exercise control or direction over shares of the Company and/or Convertible Securities such that, assuming only the conversion of the Convertible Securities beneficially owned by the Holders, entitle them to cast more than fifty percent (50%) of the votes attaching to all of the shares of the Company which may be cast to elect directors; or

(b)

an amalgamation, arrangement, merger or other combination of the Company with another company pursuant to which the shareholders of the Company will not immediately thereafter, own shares of the successor or continuing company entitling them to cast more than fifty percent (50%) of the votes attaching to all of the shares in the capital of the successor or continuing company which may be cast to elect directors of that company; or

	(c)	a sale of all or substantially all of the Company’s assets to an entity not controlled by the Company.

Change of Control: In the event that the employment of the Executive with the Company is terminated by the Company or its successor without cause, or is terminated by the Executive for good reason, in either case within six (6) months following a Change of Control, the Executive will be entitled to receive a lump-sum severance payment equal to twenty-four (24) months base salary and two (2) times her annual bonus.

For the purposes of the foregoing, a termination by the Executive will be “for good reason” where the Executive is required to accept as a condition to continued employment with the Company (or its successor) without the written consent or agreement of the Executive, any of the following within six (6) months following a Change of Control:

(a)

a decrease in base salary and bonus (to the extent a defined bonus has been established by the Company) that would result in a decline of at least 10% of the annual base salary and bonus from the preceding twelve month period.

(b)	a fundamental change in job description, including duties and responsibilities, or a fundamental change in title, unless mutually agreed to between the Company and the Executive.

(c)

a location of employment outside of the Greater Vancouver area, or any other significant change to the conditions of employment that constitute “constructive dismissal” at common law that is not remedied by the Company (or its successor) within thirty (30) days of the Executive providing notice to the Company (or its successor) of the grounds for “constructive dismissal”.

4.5	Treatment of Stock Options upon Termination: If this Agreement is terminated by:

	(a)	the Company for Cause, then any stock options the Executive holds will be cease as of the date of cessation of employment without regard to any common law notice period;

	(b)	the Company due to a Change in Control, then any stock options the Executive holds may be exercised for a period of twelve (12) months from the date of such termination; or

(c)

either the Company or the Executive, for any reason other than termination by the Company for Cause or Change in Control, then any stock options the Executive holds and which have vested may be exercised for a period of ninety (90) days from the date of such termination or such other date as may be determined by the Board.

Termination in this part means cessation of employment without regard to any common law notice period.

4.6

Fair and Reasonable: The parties confirm that the provisions contained in this Article are fair and reasonable, and the parties agree that upon termination of this Agreement pursuant to any of the provisions hereof, the Executive shall have no action, cause of action, claim or demand against the Company or any other person as a consequence of such termination, so long as the Company fulfills its obligations hereunder. In consideration of the terms of this Article, the Executive hereby waives any entitlement which a Court of competent jurisdiction might otherwise grant to the Executive in respect of the termination of her employment, and without limiting the generality of the foregoing, this waiver includes damages which might otherwise be awarded in respect of notice, aggravated damages, punitive damages, damages for mental distress, or for any other claim or damages of any kind whatsoever, arising out of or incidental to the employment relationship or the termination thereof. Without limiting the generality of the foregoing, in the event of termination of employment for any reason, the Executive will not be entitled to any moving or relocation costs.

4.7

Return of Property: On the termination of the Executive’s engagement for any reason, the Executive will immediately return to the Company all property of the Company then in her possession, including any office equipment, automobiles, correspondence, documents, computer disks, notebooks, telecommunications, video and audio equipment and tapes, files and other tangible property.

Article V

COVENANTS OF THE EXECUTIVE

5.1

Non-Solicitation: The Executive covenants and agrees that she will not, at any time during her employment and for a period of twenty-four (24) months following the effective date of the termination of her employment with the Company, in any manner, directly or indirectly, solicit investments by and from shareholders holding 10% or more of the Company’s shares during the Executive's period of service.

5.2

The Executive shall not during the term of this Agreement or for twelve (12) months thereafter, either directly or indirectly, enter into an agreement with, employ, recruit, or solicit the employment of, employees of the Company for the purpose of causing them to leave the employment of the Company or take employment with any business that is in competition in any manner whatsoever with the business of the Company.

5.3

No Conflicting Obligations: The Executive represents and warrants that her employment with the Company does not constitute a breach of any other contractual arrangements between the Executive and any other party, nor is this employment in any way restricted by any such arrangements, written or oral. Further, the Executive covenants that throughout her employment, she will conduct herself in a manner that does not and will not breach any agreement or legal obligation to the Company or to her former employers or any other party. The Executive agrees to indemnify and hold the Company harmless in connection with such representation. Without limiting the generality of the foregoing, the Executive’s performance of this Agreement and as an Executive of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive prior to her employment with the Company. The Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or other person or entity.

5.4

Non-Disclosure of Confidential Information: The Executive acknowledges that in the course of carrying out, performing and fulfilling her duties hereunder, and in her employment to date she will have or has had access to detailed confidential information and trade secrets concerning the present and contemplated mineral rights, explorations, projects, ventures, investments, business activities, finances of the Company, services and techniques evolved and used or to be evolved and used by the Company and information concerning the employees, investors and contractors of the Company, including their names, addresses and preferences, (“Confidential Information’), the disclosure of any of which detailed confidential information or trade secrets to competitors of the Company or to the general public would be highly detrimental to the interests of the Company.

5.5

The Executive further acknowledges and agrees that the right to maintain confidential such detailed Confidential Information and trade secrets constitute a proprietary right, which the Company is entitled to protect. Accordingly, the Executive covenants and agrees with the Company that she will not either during the period of her Agreement with the Company or at any time thereafter, disclose any such detailed Confidential Information, trade secrets and other private affairs of the Company nor shall he use the same for any purpose other than those of the Company. The Executive acknowledges and agrees that the restrictions contained herein are reasonable in the circumstances in order to protect the business of the Company and hereby waives any and all defenses to the strict enforcement of them.

5.6

Proprietary Rights: All files, records and books in whatever form relating in any manner whatsoever to the business of the Company, whether prepared by the Executive or otherwise coming into her possession, shall be the exclusive property of the Company. All such books and records shall be immediately returned by the Executive to the Company on termination of her Agreement without copying such materials in any manner.

5.7

Assignment of Intellectual Property: The Executive further agrees that all works or products which the Executive develops, prepares or works on either individually or on a team during this Agreement or during employment that predated this Agreement (“Work Products”), belong exclusively to the Company. To the extent not previously transferred to the Company, the Executive hereby irrevocably and unconditionally assigns and transfers to the Company any and all right, title or interest he had, has or obtains in and/or to any and all mineral exploration data and interpretations of the potential for discovery of economic mineral deposits of particular styles relating to the present or proposed properties which the Company owns or in which the Company has an interest, including, without limitation, all technical reports, software and documentation related thereto. Further, the Executive hereby irrevocably and unconditionally assigns and transfers to the Company any and all right, title or interest she had, has or obtains in and/or to any inventions, discoveries, works of authorship, designs, programs, documentation and other property (including, without limitation, chemical formulas and processes, computer software and all source code and documentation related thereto) and all intellectual property rights therein (including copyright) relating to the past, present or proposed business of the Company, such that they are now the sole property of the Company, and that the Executive has no further right or claim thereto, whether preceding, during or following the term of the Executive’s contract with the Company. Further, the Executive hereby waives any moral rights or rights of a similar nature he may have in any of the foregoing.

5.8

The Executive will do all acts necessary or required by the Company to give effect to assignments herein including, without limitation, the execution of any documentation required in order to confirm the Company’s rights in and to any of the foregoing and will assist the Company, at Company’s request and expense, with applications for trade-marks, copyrights, patent rights or other forms of intellectual property protection for Work Products on which the Executive works and/or to which the Executive contributed during her employment by Company. The Executive agrees that all Work Products made or contributed to by her in the course of her employment by the Company constitute “work made in the course of employment” within the meaning of the Copyright Act (Canada) and represents and warrants that all such Work Products, to the extent of Executive’s contribution, are original to her.

5.9

The Executive will upon request of Company, both during this Agreement, after its termination, and at Company's expense, assist the Company in every way with applications for trade-marks, copyrights, mineral rights or other forms of intellectual property protection for Work Products on which the Executive was involved during the term of this Agreement. The Executive will sign all documents reasonably requested for the purpose of the Company establishing its right of ownership to such property without additional compensation to the Executive.

Article VI

CUMULATIVE RIGHTS AND SURVIVAL

6.1

Cumulative Rights: The various rights and remedies of the Company hereunder are cumulative and non-exclusive of one another. The use of or resort to any one such right or remedy shall not preclude or limit the exercise of any other right or remedy by the Company. The provisions of this Agreement shall not in any way limit or abridge the rights of the Company in the obligations of the Executive at common law or under statute, including but not limited to, the laws of unfair competition, copyright, trade secrets and trade-mark, all of which shall be in addition to the Company’s rights and the Executive’s obligations under this Agreement.

6.2

Injunctive Relief: In the event of a breach or anticipated breach of any of the covenants contained in Article 5, it is understood that damages will not only be difficult to ascertain but also would probably be inadequate and thus, the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as the Company may have (including monetary damages if appropriate).

6.3	Survival: Notwithstanding the resignation or termination of the Executive’s employment and this Agreement, Articles 4 through 6 shall survive such termination.

Article VII

NOTICE PROVISIONS

7.1

Address for Service: Except as otherwise expressly provided herein, all notice shall be deemed given if it is in writing and either delivered personally, sent by registered or certified mail, prepaid courier or facsimile, addressed as follows:

to the Company at:

GOLDEN QUEEN MINING CO. LTD.
Address:               6411 Imperial Avenue
                               West Vancouver, BC, V7W 2J5
Attention:            Lutz Klingmann
Telephone:          (604) 921-7570
Facsimile:             (604) 921-9446
Email:                     mintoexpl@telus.net

to the Executive at:

Address:               [ ]
                                Vancouver, BC
Attention:             Andree St-Germain
Telephone:
Facsimile:
Email:

7.2	Change of Address: Any address referred to in this Article 7, may be changed by notice given in accordance with the provisions of this Article.

7.3

Time of Notice: Any notice which is delivered personally shall be effective when delivered and any notice which is sent by telex, facsimile, or pre-paid courier shall be effective on the business day following the day of sending. For the purposes of this Article 7, a business day shall mean any day other than a Saturday, Sunday or statutory public holiday in the Province of British Columbia.

Article IX

GENERAL

9.1

Entire Agreement: This Agreement, together with the stock option plan, constitutes the entire agreement between the parties pertaining to the employment of the Executive by the Company and cancels and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the parties. There are no representations, warranties, conditions, other agreements or acknowledgements, whether direct or collateral, express or implied, whether written or oral that form part of or affect this Agreement, or which induced any Party to enter into this Agreement or on which reliance is placed by any Party, except as specifically set forth in this Agreement.

9.2	Amendment: This Agreement may be amended or supplemented only by a written agreement signed by each party.

9.3

Disclosure: The Company may disclose this Agreement or, any or all provisions of this Agreement, where required by law or pursuant to the rules and policies or other requirements of any stock exchange on which the Company is listed or proposes to list.

9.4

Waiver of Breach: The Company's waiver of a breach by the Executive of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

9.5

Headings: The division of this Agreement into Articles, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and shall not be considered part of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to the Agreement and not to any particular paragraph or subparagraph or other portion hereof, and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to an Article, paragraph or a subparagraph are to the corresponding Article, paragraph or subparagraph of this Agreement.

9.6

Governing Law: This Agreement shall be interpreted and governed only in accordance with the laws of the Province of British Columbia. It is understood and agreed that all provisions of this Agreement are subject to the requirements of the Employment Standards Act of British Columbia such that if the Employment Standards Act provides for a greater right or benefit than any provision of this Agreement, then the Executive will be paid her entitlement under the Employment Standards Act in lieu other entitlement under this Agreement.

9.7

Arbitration: Any claims, disputes, controversies or differences which may arise out of or in connection with this Agreement shall be settled by arbitration in Vancouver, British Columbia, Canada, without recourse to the courts in accordance with the provisions of the Arbitrations Act of British Columbia. The decision of the arbitrator shall be final and binding upon the parties and there shall be no appeal therefrom.

9.8

Successors and Assigns: The Executive acknowledges that her services are unique and personal. The Executive may not assign her rights, or delegate her duties or obligations under this Agreement. The Executive’s rights and obligations under this Agreement shall enure to the benefit of and shall be binding upon the Executive, her heirs, successors and assigns. However, nothing herein shall otherwise affect the right of the Company to transfer the Executive from one subsidiary or affiliate of the Company to another and such change shall not be considered a material change in circumstance which would invalidate the provisions of this Agreement which, in any event, shall survive such transfer. Furthermore, the Company may assign this Agreement to any entity to which the Company sells or transfers assets.

9.9

Severability: In the event that any provision or any part of any provision hereof, is deemed to be illegal, invalid or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by a court of competent jurisdiction, this Agreement shall be construed as not containing such provision or part of such provision and the invalidity of such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof. All other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.

9.10	Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.11	Number and Gender: In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

9.12

Binding and Legal Effect: The provisions of this Agreement shall be binding upon and to the benefit of each of the parties and their respective successors and assigns. Each of the parties acknowledges that they have had full opportunity to seek independent legal advice in respect of the contents of this Agreement and that they sign this Agreement freely, voluntarily and without duress after having been offered such opportunity.

IN WITNESS WHEREOF, the parties have caused this Confidentiality Agreement to be executed by their duly authorized officers as of the date first written above.

GOLDEN QUEEN MINING CO. LTD.

By:

/s/ H. Lutz Klingmann	/s/ Andree St-Germain
H. Lutz Klingmann, President	Andree St-Germain